EXHIBIT 23.1

                         [EIDE HELMEKE PLLP LETTERHEAD]

We hereby consent to incorporation by reference in the Evironmental Technologies USA, Inc. Form S-8 Registration Statement dated May 12, 1994 of our report dated July 25, 1996, relating to the consolidated balance sheet of Environmental Technologies USA, Inc. and subsidiaries as of April 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended April 30, 1996.

The consolidated financial statements as of April 30, 1995, were audited by Fox, McCue & Company, P.A., who merged with Eide Helmeke PLLP as of May 1, 1996.

Both our report on the April 30, 1996 consolidated financial statements and the Fox, McCue & Company, P.A. report on the April 30, 1995 consolidated financial statements of Environmental Technologies USA, Inc. and subsidiaries included an explanatory paragraph that described substantial doubt about the entity's ability to continue as a going concern.



August 7, 1996
Eden Prairie, Minnesota